                            SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement     [ ]  Confidential, for Use of the
                                         Commission Only (as permitted
                                         by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

 . . . . . . . . . . . . . .WESBANCO, INC.  .. . . . . . . . . . . . . .
             (Name of Registrant as Specified in Its Charter)
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:
          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     2)   Aggregate number of securities to which transaction applies:
          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     4)   Proposed maximum aggregate value of transaction:
          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     5)   Total fee paid:
          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement Number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
          . . . . . . . . . . . . . . . . . . . . . . . . . . .
     2)   Form, Schedule or Registration Statement No.:
          . . . . . . . . . . . . . . . . . . . . . . . . . . .
     3)   Filing Party:
          . . . . . . . . . . . . . . . . . . . . . . . . . . .
     4)   Date Filed:
          . . . . . . . . . . . . . . . . . . . . . . . . . . .

E. M. George                                                        [LOGO]
President and
Chief Executive Officer




                            March 14, 1997







Dear Shareholder:

     You will find enclosed the Notice of Meeting, Proxy Statement and Proxy for the Annual Meeting of Shareholders of Wesbanco, Inc., which will be held on Wednesday, April 16, 1997, at the McLure House Hotel, 1200 Market Street, Wheeling, West Virginia, beginning at 4:00 p.m.

     Please review the enclosed material and complete, sign, date and return the Proxy Card regardless of whether you plan to attend the Annual Meeting, so that the matters coming before the meeting can be acted upon.

     We look forward to meeting our shareholders and welcome the opportunity to discuss the business of your company with you.

                                    Very truly yours,

                                    /s/ Edward M. George

                                    EDWARD M. GEORGE

EMG/mmr
Enclosure

                                WESBANCO, INC.
                         Wheeling, West Virginia  26003
                                                                    [LOGO]
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 To Be Held
                               April 16, 1997

TO THE STOCKHOLDERS OF WESBANCO, INC.:

     Notice is hereby given that the Annual Meeting of the Stockholders of Wesbanco, Inc. will be held at the McLure House Hotel, 1200 Market Street, Wheeling, West Virginia, 26003, on Wednesday, April 16, 1997, at 4:00 p.m.

     The purposes of the meeting are as follows:

          (1) To elect eleven (11) persons to the Board of Directors, nine (9) to serve for a term of three (3) years, and two (2) to serve for a term of two (2) years.

          (2) To consider and act upon such other matters as properly may come before the meeting or any adjournment thereof.

     The holders of the common stock of the Corporation as of the close of business on March 7, 1997, are entitled to vote at the meeting.

     You are requested to sign and date the enclosed form of Proxy and return it in the enclosed envelope at your earliest convenience. As indicated in the accompanying Proxy Statement, proxies may be revoked at any time prior to the voting thereof.

     By order of the Board of Directors.

                                             SHIRLEY A. BUCAN
                                             Secretary


Wheeling, West Virginia
March 14, 1997

                              PROXY STATEMENT
                                    OF
                               WESBANCO, INC.
                                Bank Plaza
                       Wheeling, West Virginia  26003

                       ANNUAL MEETING OF STOCKHOLDERS
                              APRIL 16, 1997
                       -------------------------------

     This statement is furnished to the stockholders of Wesbanco, Inc. in connection with the solicitation of proxies to be used in voting at the annual meeting of the stockholders of the Corporation, which will be held at the McLure House Hotel, 1200 Market Street, Wheeling, West Virginia, 26003, at 4:00 p.m. on Wednesday, April 16, 1997. This statement is being mailed to the stockholders on or about March 14, 1997.

     Wesbanco, Inc. is the parent company and the holder of all of the outstanding shares of the capital stock of Wesbanco Bank Wheeling, Wheeling, West Virginia, Wesbanco Bank South Hills, Charleston, West Virginia, Wesbanco Bank Parkersburg, Parkersburg, West Virginia, Wesbanco Bank Barnesville, Barnesville, Ohio, Wesbanco Bank Fairmont, Inc., Fairmont, West Virginia, Wesbanco Mortgage Company, Bridgeport, West Virginia, and Wesbanco Properties, Inc., Wheeling, West Virginia.

     James C. Gardill is the Chairman of the Board of Wesbanco, Inc. and
Robert H. Martin serves as Vice Chairman of the Board; Executive Officers of Wesbanco, Inc. include Edward M. George, President and Chief Executive Officer; Paul M. Limbert, Executive Vice President-Credit Administration and Chief Financial Officer; Dennis P. Yaeger, Executive Vice President and Chief Operating Officer; John W. Moore, Jr., Senior Vice President-Human Resources; Jerome B. Schmitt, Senior Vice President-Investments; Edward G. Sloane, Vice President-Management Information Systems; Larry L. Dawson, Vice President;
and Jerry A. Halverson, Vice President.


                                   Proxies
                                   -------
     The proxies are solicited by the Board of Directors of the Corporation, and the cost thereof is being borne by the Corporation. Proxies may be revoked, by the stockholders who execute them, at any time prior to the exercise thereof, by written notice to the Corporation, or by announcement at the stockholders meeting. Unless so revoked, the shares represented by all proxies will be voted, by the persons named in the proxies, at the stockholders meeting and all adjournments thereof, in accordance with the specifications set forth therein, or, absent such specifications, in accordance with the judgment of the holders of such proxies.


                    Stock Outstanding and Voting Rights
                    -----------------------------------

     The authorized capital stock of the Corporation consists of 25,000,000 shares of common stock of the par value of $2.0833 per share, and 1,000,000 shares of preferred stock without par value. Of the 25,000,000 shares of authorized common stock, 10,512,476 shares presently are issued and outstanding. There are no shares of preferred stock issued and outstanding.

     The authorized shares of preferred stock of Wesbanco may be issued in one or more classes or series with such preferences and voting rights as the Board of Directors may fix in the resolution providing for the issuance of such shares. The issuance of shares of preferred stock could affect the relative rights of Wesbanco Common Stock. Depending upon the exact terms, limitations and relative rights and preferences, if any, of the shares of preferred stock as determined by the Board of Directors of Wesbanco at the time of issuance, the holders of preferred stock may be entitled to a higher dividend rate than that paid on the common stock, a prior claim on funds available for the payment of dividends, a fixed preferential payment in the event of liquidation and dissolution of the company, redemption rights, rights to convert their preferred stock into shares of Wesbanco Common Stock, and voting rights which would tend to dilute the voting control of the Corporation by the holders of Wesbanco Common Stock.

     Stockholders of record as of the close of business on March 7, 1997, will be entitled to vote at the stockholders meeting. Each stockholder will be entitled to one vote for each share of common stock held, as shown by the records of the Corporation at that time. Cumulative voting, in the election of Directors, is permitted by State statute, and the exercise of that right is not subject to any condition precedent. Each stockholder is entitled to as many votes as shall equal the number of his shares of common stock multiplied by the number of Directors to be elected within each class, and he may cast all of such votes for a single Director or he may distribute them among the number to be voted for as he may see fit.

     To the best of management's knowledge, the Trust Department of Wesbanco Bank Wheeling, Bank Plaza, Wheeling, West Virginia, 26003, is the only holder or beneficial owner of more than 5% of the common stock of the Corporation. As of February 14, 1997, 955,393 shares of the common stock of the Corporation, representing 9.08% of the shares outstanding, were held in various capacities in the Trust Department. Of these shares, the Bank does not have voting control of 188,741 shares, representing 1.79% of the shares outstanding, has partial voting control of 24,907 shares, representing .24% of the shares outstanding, and sole voting control of 741,744 shares, representing 7.05% of the shares outstanding. In accordance with its general practice, shares of the common stock of the Corporation over which the Bank has sole voting control will be voted in accordance with the recommendations of management. Shares over which the Bank has partial voting control will be similarly voted if the Bank has the concurrence of the co-fiduciary or co-fiduciaries.

     The following table lists each stockholder known to Wesbanco to be the beneficial owner of more than 5% of Wesbanco's common stock as of February 14, 1997, as more fully described above:


                            Principal Holders
                            -----------------
           Name &
           Address of               Amount and Nature
Title      Beneficial                 of Beneficial       Percent
Class      Owner                       Ownership          of Class
-----      ----------------         -----------------     --------
Common     Wesbanco Bank
           Wheeling Trust Dept.
           Bank Plaza
           Wheeling, WV 26003           955,393*            9.08%

*Nature of beneficial ownership more fully described in text immediately preceding table.


                            Election of Directors
                            ---------------------
     The Board of Directors of the Corporation is divided into three classes, as nearly equal in number as the numerical membership of the Board will permit, the members of such classes to serve staggered terms of three years each. The Bylaws permit the Board to determine each year the number of Directors up to a maximum of 35, and the Board of Directors has determined that the Board shall consist of twenty-five (25) members, and has fixed the number of Directors to be elected at the forthcoming meeting at eleven
(11), nine (9) to be elected for a term of three years expiring at the annual stockholders meeting in 2000, and two (2) to be elected for an unexpired term of two (2) years expiring at the annual stockholders meeting in 1999.

     Accordingly, the following persons have been nominated for election to the Board:

                                   Nominees
                                   --------
A. For the three year term expiring at the Annual Stockholders Meeting in 2000:

Name                 Age   Principal Occupation(1)     Director Since
----                 ---   -----------------------     --------------
Frank K. Abruzzino   53    Lawyer; Steptoe & Johnson;    02/28/94
                           Former President & Chief
                           Executive Officer, Wesbanco
                           Bank Shinnston

Earl C. Atkins       68    President, City Neon, Inc.,   02/28/94
                           a commercial sign company;
                           President, Commercial Land
                           Development, Inc.

Ray A. Byrd          52    Lawyer; Partner, Schrader     06/09/77
                           Byrd, Companion & Gurley

James D. Entress     58    Oral & Maxillo-Facial         12/20/90
                           Surgeon

Ernest S. Fragale    50    President, Wesbanco           08/20/96
                           Mortgage Company;
                           formerly, owner and
                           President, Universal
                           Mortgage Company

Edward M. George     60    President & Chief Executive   12/02/91
                           Officer, Wesbanco, Inc.;
                           Chairman of the Board,
                           Wesbanco Bank Wheeling

Carter W. Strauss    50    President, Strauss            07/28/76
                           Industries, Inc.



Reed J. Tanner       43    Certified Public Accountant   12/30/96
                           Partner, Tanner & Tanner

William E. Witschey  65    President, Witschey's         01/10/85
                           Market, Inc. (retail food
                           management)

(1)  Principal occupation during the past five years.

B.   For a two year term expiring at the Annual Stockholders Meeting in 1999:

Name                  Age   Principal Occupation(1)     Director Since
----                  ---   -----------------------     --------------
R. Peterson Chalfant  56    Lawyer; Partner, Chalfant,   08/30/96
                            Henderson & Dondzila

Name                  Age   Principal Occupation(1)     Director Since
---                  ---   -----------------------     --------------
George M. Molnar      71    President, Weirton Division, 08/30/96
                            Wesbanco Bank Wheeling;
                            formerly, President & Chief
                            Executive Officer, Bank of
                            Weirton

(1)  Principal occupation during the past five years.

     In the absence of instructions to the contrary, the enclosed form of proxy, if executed and returned to the Corporation, will be voted in the manner determined by the holder or holders thereof. Discretionary authority to cumulate votes in the election of Directors is solicited, and unless otherwise directed, the holder or holders of such proxies shall have the authority to cumulate votes represented thereby and to distribute the same among the nominees in such manner and numbers as such holder or holders, in his or their discretion, may determine. This authority will be exercised by the holder or holders of the proxies in the event that any person or persons, other than the nominees named above, should be nominated for election to the Board of Directors.

     All of the foregoing nominees presently are serving as members of the Board. In the event that, at any time prior to the stockholders meeting, any of the foregoing nominees should become unavailable for election to the Board of Directors, the shares of stock represented by the proxies will be voted for such other nominee or nominees as the holders of the proxies, in their judgment, may determine.

                             Continuing Directors
                             --------------------
     In addition to the foregoing nominees, the following persons presently are serving as members of the Board of Directors:

                 Directors Whose Term of Office Will Expire
               at the Annual Stockholders Meeting in 1999 (1)
               ----------------------------------------------
Name                  Age   Principal Occupation(2)         Director Since
----                  ---   -----------------------         --------------
John W. Kepner        64    Mortician; President               01/28/76
                            Kepner Funeral Homes, Inc.

Frank R. Kerekes      50    President & CEO,                   12/21/95
                            Wesbanco Bank Fairmont,
                            Inc., Fairmont, WV;
                            formerly, Executive Vice
                            President, First Fidelity
                            Bancorp, Inc.; former
                            Executive Vice President,
                            Wesbanco Bank Fairmont

Robert H. Martin       63   Vice Chairman, Wesbanco,           02/28/94
                            Inc.; Chairman of the Board,
                            Wesbanco Bank Fairmont;
                            formerly, Chairman of the
                            Board, First Fidelity
                            Bancorp, Inc.; President,

Name                   Age  Principal Occupation(2)         Director Since
----                   ---  -----------------------         --------------
                            Eastland Enterprises, Inc., a
                            personal holding company;
                            owner, Mt. Zion, Inc., a
                            nursery

Melvin C. Snyder, Jr.  68   Lawyer; former partner,            12/02/91
                            Snyder & Snyder

Joan C. Stamp          45   Board Director, American           02/15/96
                            Symphony Orchestra
                            League; member, West
                            Virginia Arts Commission

John A. Welty          69   Secretary-Treasurer, Welty         07/28/76
                            Buick, Pontiac, GMC
                            Truck; former President,
                            Welty Buick, Inc.

(1) Two (2) of the nominees are members of this class, the Board having fixed the membership of the class at eight (8). These nominees were appointed by the Board to fill vacancies in this class and they will stand for election to the unexpired terms at the forthcoming shareholders meeting. See "Nominees," Subsection "B".

(2)  Principal occupation during the past five (5) years.

                     Directors Whose Term of Office Will Expire
                    at the Annual Stockholders Meeting in 1998(1)
                    ---------------------------------------------
Name                   Age  Principal Occupation(2)         Director Since
----                   ---  -----------------------         --------------
James E. Altmeyer      58   President, Altmeyer Funeral        10/16/87
                            Homes, Inc.

Charles J. Bradfield   63   Retired; former President &        07/17/92
                            Chief Executive Officer,
                            Wesbanco Bank Barnesville,
                            Barnesville, Ohio

Christopher V. Criss   41   President & Chief Executive        07/17/92
                            Officer, Atlas Towing Co.

Stephen F. Decker      45   Executive Vice President,          12/02/91
                            Wesbanco Bank Fairmont,
                            former President & Chief
                            Executive Officer,
                            Wesbanco Bank Kingwood

James C. Gardill       50   Chairman of the Board,             11/13/80
                            Wesbanco, Inc.; Lawyer,
                            partner, Phillips, Gardill,
                            Kaiser & Altmeyer

Name                   Age  Principal Occupation(2)         Director Since
----                   ---  -----------------------         --------------
Roland L. Hobbs        64   Chairman, Wheeling Park            07/28/76
                            Commission; Director, Reco
                            Equipment Company

Eric Nelson            67   President, Nelson                  04/16/87
                            Enterprises (investments)

(1) One vacancy exists in this class, the Board having fixed the membership of the class at eight (8). The vacancy was created by the resignation of James L. Wareham. The Board has determined to leave the position open for the present. The bylaws of the Corporation would permit the Board to fill the vacancy during the ensuing year, but any such appointment would be effective only until the next meeting of shareholders.

(2)  Principal occupation during the past five years.

Ownership of Securities by Directors, Nominees and Officers
-----------------------------------------------------------
     The following table sets forth the number of shares of the Corporation's common stock beneficially owned by the nominees, continuing directors and officers of the Corporation as a group as of February 14, 1997. There is no other class of voting securities issued and outstanding.

                         Sole Voting         Shared Voting
Name of                  and Investment      and/or Investment
Beneficial Owner         Authority           Authority               Percent
-------------------      ---------------     ------------------      -------
Frank K. Abruzzino          57,004             15,564 (1)               *
James E. Altmeyer            8,438                                      *
Earl C. Atkins                 485 (2)         12,552                   *
Charles J. Bradfield        38,656 (3)                                  *
Ray A. Byrd                  3,124 (4)                                  *
R. Peterson Chalfant         4,550                                      *
Christopher V. Criss        30,665 (5)                                  *
Stephen F. Decker            6,394                                      *
James D. Entress            29,498 (6)                                  *
Ernest S. Fragale           35,425                                      *
James C. Gardill            29,736 (7)                                  *
Edward M. George             9,089 (8)                                  *
Roland L. Hobbs             16,704              1,358 (9)               *
John W. Kepner               3,491 (10)                                 *
Frank R. Kerekes             1,143                                      *
Robert H. Martin            51,994 (11)                                 *
George M. Molnar            52,000 (12)                                 *
Eric Nelson                 29,893 (13)                                 *
Melvin C. Snyder, Jr.        4,732 (14)                                 *
Joan C. Stamp               11,217 (15)                                 *
Carter W. Strauss           22,691 (16)                                 *
Reed J. Tanner               2,225                318 (17)              *
John A. Welty                3,330 (18)                                 *
William E. Witschey          5,199 (19)                                 *

All Directors and Officers
as a group
(42 persons)               492,973             29,792                  4.97

*Beneficial ownership does not exceed one percent (1%).

(1) Mr. Abruzzino's wife, Elizabeth Abruzzino, is the owner of 403 shares. Mr. Abruzzino's children are the owners of an additional 15,564 shares held in Trust, of which Mr. Abruzzino is Trustee, and an additional 13,934 shares held by Mrs. Abruzzino as Custodian.

(2) Includes 245 shares held for Mr. Atkins' benefit in a Rabbi Trust under the Wesbanco, Inc. and all Affiliate Banks Directors Deferred Compensation Plan. Mr. Atkins' wife, Betty Jo, is the owner of 11,995 shares held in Trust, and his grandchildren are the owners of 12,552 shares held in Trust.

(3) Mr. Bradfield's wife, Gretchen H. Bradfield, is the owner of an additional 4,260 shares.

(4) Includes 1,112 shares held for Mr. Byrd's benefit in a Rabbi Trust established under the Wesbanco, Inc. and All Affiliate Banks Directors Deferred Compensation Plan.

(5) Includes 607 shares held for Mr. Criss' benefit in a Rabbi Trust established under the Wesbanco, Inc. and All Affiliate Banks Directors Deferred Compensation Plan.

(6) Includes 27,195 shares held at Wesbanco Bank Wheeling as custodian for James D. Entress IRA. Dr. Entress' wife, Dr. Cheryl Entress, is the owner of an additional 3,985 shares and 8,054 shares held in a profit sharing plan and an IRA custodian account, respectively, at Wesbanco Bank Wheeling.

(7) Includes 3,803 shares held for Mr. Gardill's benefit in a Rabbi Trust established under the Wesbanco, Inc. and All Affiliate Banks Directors Deferred Compensation Plan. Includes an additional 660 shares held by Mr. Gardill's wife, Linda T. Gardill, and 1,722 shares held in her IRA custodian account at Wesbanco Bank Wheeling.

(8) Mr. George's wife, Sandra F. George, is the owner of an additional 335 shares.

(9) Includes 704 shares held for Mr. Hobbs' benefit in a Rabbi Trust established under the Wesbanco, Inc. and All Affiliate Banks Directors Deferred Compensation Plan. Mr. Hobbs is Co-Trustee of a Trust which holds an additional 1,358 shares, and his wife, Sarah F. Hobbs, is the owner of an additional 3,080 shares.

(10) Mr. Kepner's wife, Joan B. Kepner, is the owner of an additional 200 shares.

(11) Includes 45,187 shares owned by Mt. Zion, Incorporated, which is wholly owned by Mr. Martin. Mr. Martin's wife, Lucille D. Martin, is the owner of an additional 3,087 shares held in Trust in her IRA account at Wesbanco Bank Fairmont.

(12) Mr. Molnar's wife, Margaret A. Molnar, is the owner of an additional 13,000 shares.

(13) Mr. Nelson's wife, Ann P. Nelson, is the owner of an additional 3,488 shares.

(14) Mr. Snyder's wife, Ann E. Snyder, is the owner of an additional 518 shares.

(15) Includes 5,131 shares held in Mrs. Stamp's Trust. Mrs. Stamp's children are the owners of an additional 2,200 shares held in Trusts.

(16) Includes 4,725 shares held for Mr. Strauss' benefit in a Rabbi Trust under the Wesbanco, Inc. and All Affiliate Banks Directors Deferred Compensation Plan. Mr. Strauss' wife, Barbara Strauss, is the owner of an additional 2,456 shares held in a custodian account at

     Wesbanco Bank Wheeling. In addition, Mr. Strauss' children are the owners of an additional 1,100 shares held in Trusts.

(17) Includes 794 shares held by Mr. Tanner as custodian for his minor children. Additionally, Mr. Tanner has a beneficial interest of 318 shares held in Trust.

(18) Mr. Welty's wife, Joyce W. Welty, is the income beneficiary of a Trust which owns an additional 1,980 shares.

(19) Mr. Witschey's wife, Wilda C. Witschey, is the owner of an additional 5,942 shares; 30,755 shares are owned by Witschey's Market, in which Mr. Witschey has a substantial stock interest.

          Section 16(a) Beneficial Ownership Reporting Compliance
          -------------------------------------------------------

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers, directors, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities & Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of Forms 3, 4 and 5 received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that, during the calendar year 1996, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were fulfilled, except that reports covering two (2) transactions involving a purchase by her Trust and a purchase in her broker account were filed late by Joan C. Stamp.

                    Transactions With Directors and Officers
                    ----------------------------------------

     It has been the practice of some of the subsidiary banks of the Corporation, on occasion, to engage in the ordinary course of business in banking transactions, which at times involved loans in excess of $60,000.00, with some of their Officers and Directors and some of the Officers and Directors of the Corporation and their associates. It is anticipated that the practice will be continued. All loans to such persons, however, have been made, and in the future will be made, in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not, and will not, involve more than normal risk of collectibility or present other unfavorable features. From time to time the firm of Phillips, Gardill, Kaiser & Altmeyer of which James C. Gardill, Chairman of the Board and a Director of the Corporation, is a partner** , and the firm of Schrader, Byrd, Companion & Gurley, of which Ray A. Byrd, Director of the Corporation, is a partner, have rendered legal services to the Corporation. It is contemplated that one or both of these firms will be retained to perform legal services during the current year.

                      Compensation of Executive Officers
                      ----------------------------------

     The officers of the Corporation presently are serving without compensation from Wesbanco, Inc. They are, however, compensated by Wesbanco, Inc. affiliate banks for services rendered as officers of those corporations.

-----------------------------
** Fees aggregating $316,784.00 were paid to the law firm of Phillips, Gardill, Kaiser & Altmeyer for legal services rendered to the Corporation and its banking affiliates during the year 1996.

     The following table sets forth the total compensation paid by Wesbanco, Inc. affiliate banks, during the year 1996, to the five highest paid executive officers, whose total compensation exceeded $100,000.00, together with the benefits payable to them from the Corporation's pension plan upon retirement.

                           SUMMARY COMPENSATION TABLE

                                                        Long Term Compensation
                                                        -----------------------------
                            Annual Compensation                Awards         Payouts
                           ------------------------    -------------------   --------
                                             Other
                                             Annual    Restricted   Options           All Other
                           Salary    Bonus    Comp.      Stock       SARS    LTIP    Compensation
Name and Position    Year   ($)       ($)     (1)        Awards       (#)   Payouts     ($)(2)
------------------   ----  -------  -------  ------    ----------  -------  -------  -------------
Edward M. George     1996  182,150   65,000     0          0           0       0         4,550
President & Chief    1995  162,763   50,000     0          0           0       0         5,074
Executive Officer    1994  152,554   40,000     0          0           0       0         2,873

Paul M. Limbert      1996  133,379   30,000     0          0           0       0         4,550
EVP & Chief          1995  121,534   25,000     0          0           0       0         4,670
Financial Officer    1994  113,642   20,000     0          0           0       0         2,558

Dennis P. Yaeger     1996  133,379   30,000     0          0           0       0         4,550
EVP & Chief          1995  121,534   25,000     0          0           0       0         4,669
Operating Officer    1994  113,642   20,000     0          0           0       0         2,558

Frank R. Kerekes     1996  115,990   12,000     0          0           0       0         3,867
President,           1995  112,499    8,000     0          0           0       0         2,707
Wesbanco Bank        1994  107,276    8,000   1,500        0           0       0            0
Fairmont, Inc.

Jerome B. Schmitt    1996  112,841   25,000     0          0           0       0         4,192
Senior Vice Presi-   1995  104,164   18,000     0          0           0       0         3,922
dent-Investments     1994   99,462   15,000     0          0           0       0         2,191


(1) "Other Annual Compensation" includes the following for Mr. Kerekes: Board fees, 1994 - $1,500.

(2) "All Other Compensation" includes the following: contributions to the Corporation's ESOP Plan on behalf of each of the named executives covered by the Plan as follows: for Mr. George, 1996 - $4,550, 1995 - $5,074, 1994 -
$2,873; for Mr. Limbert, 1996 - $4,550, 1995 - $4,670, 1994 - $2,558; for
Mr.Yaeger, 1996 - $4,550, 1995 - $4,669, 1994 - $2,558; for Mr. Schmitt,
1996 - $4,192, 1995 - $3,922, 1994 - $2,191; for Mr. Kerekes, 1996 - $3,867,
1995 - $2,707, 1994 - $0.

               Comparison of Five Year Cumulative Total Return *
      Among Wesbanco, Inc., Nasdaq Stock Market (U.S.), and Nasdaq Banks **

Measurement Period           Wesbanco      Nasdaq Stock     Nasdaq
(Fiscal Year Covered)          Inc.           Market         Banks
---------------------       ---------      ------------     -------
1991                         100.000         100.000        100.000
1992                         145.327         116.378        145.551
1993                         197.386         133.595        165.989
1994                         168.899         130.587        165.385
1995                         202.099         184.674        246.319
1996                         243.658         227.164        325.600

Assumes $100 Invested on January 1, 1992      *Total Return Assumes
In Wesbanco, Inc., Nasdaq Stock Market,        Reinvestment of Dividends
and Nasdaq Banks.                            **Fiscal Year Ending December 31


                         Pension Plan Benefits
           Estimated Annual Benefits Upon Retirement to Persons in Specified Remuneration and Years-of-Service Classifications


Remuneration      15        20        25        30         35
------------   --------  --------  --------  ---------  --------
   85,000       19,723    26,298    32,872    39,447    46,021
   95,000       22,333    29,778    37,222    44,667    50,000
  105,000       24,943    33,258    41,572    49,887    50,000
  120,000       28,858    38,478    48,097    50,000    50,000
  130,000       31,468    41,958    50,000    50,000    50,000
  140,000       34,078    45,438    50,000    50,000    50,000
  150,000       36,688    48,918    50,000    50,000    50,000
  175,000       43,213    50,000    50,000    50,000    50,000
  200,000       49,738    50,000    50,000    50,000    50,000
  225,000       50,000    50,000    50,000    50,000    50,000
  250,000       50,000    50,000    50,000    50,000    50,000
  275,000       50,000    50,000    50,000    50,000    50,000
  300,000       50,000    50,000    50,000    50,000    50,000

     A Participant's compensation covered by the Bank's pension plan is the salary reported on the Form W-2 plus Section 125 contributions made by the employee (as reported in the Summary Compensation Table), for the 60 consecutive months out of the last 120 consecutive months of the Participant's career for which such average is the highest, or in the case of the Participant who has been employed for less than 60 months, the period of his employment with the Bank. Average compensation for named executives as of the end of the last calendar year is: Mr. George: $247,105; Mr. Limbert:
$163,379; Mr. Yaeger: $163,379; Mr. Kerekes: $127,990; and Mr. Schmitt:
$122,164. The estimated years of service for each named executive is as follows: Mr. George: 13.583 Mr. Limbert: 19.666; Mr. Yaeger: 24.333; Mr.
Kerekes: 19.000; and Mr. Schmitt: 24.000. Benefits shown are computed as a straight life annuity beginning at age 65.

                    Description of Employment Contracts
                    -----------------------------------

     The Corporation provides certain executive officers, including the executive officers named in the Summary Compensation Table, with written Employment Contracts at their respective base annual salaries. These contracts are all substantially the same and are structured on a revolving three year term which is annually renewable. The contracts provide for discharge for cause, and terminate in the event of the death of the employee. If terminated by reason of the death of the employee, or without cause, the employee or his designated beneficiary is entitled to a severance payment equal to the greater of (i) six months of the employee's base salary, or (ii) the base salary the employee would have received had he continued to be employed throughout the end of the then existing term of the Agreement.
There are no golden parachute type provisions contained in the contracts.

     Frank R. Kerekes is covered by a separate employment contract which is also structured on a revolving three year term which commenced on February 28, 1994. The contract provides for a minimum salary at an amount not less than the salary in effect for Mr. Kerekes as of February 28, 1994. The Agreement contains a termination for cause provision, and a termination on death clause. In the event of the death of the employee during the term of the Agreement, Wesbanco is required to pay to Mr. Kerekes' spouse an amount equal to six months of his base salary at his then current base rate. In the event Wesbanco should terminate his employment other than for cause, or due to his death, or by mutual consent, Mr. Kerekes is entitled to receive an amount equal to the greater of six months base salary or the base salary payable under the remaining term of the Agreement.

                       Description of Bonus Plan
                       -------------------------

     Annually, the Compensation Committee of the Corporation makes a determination as to the amount and allocation among the executive officers of the Corporation of a bonus payable to such officers. The amount and participants vary each year based on an assessment of profitability and merit as determined by the Committee. A total of $410,000 in cash was allocated and paid for such bonuses for the year 1996.

                        Compensation Committee Report
                        -----------------------------

     Members of the Compensation Committee consist of the non-salaried members of the Executive Committee and include Messrs. Criss, Bradfield, Thomas, Witschey, Hobbs, and Strauss, as well as Messrs. Gardill and Martin.

     Generally, compensation policies are determined by the annual budget process in which overall salary adjustment ranges are established based upon a projected annual budgeted amount for salaries. The actual increases are then allocated based on administration of the company's salary administration program, a Hay type system, and individual performance evaluations, which are done each year on all employees, including executive officers. Salary increases are also adjusted for merit increases and changes in duties and responsibilities where warranted. The

Committee also considered that executive salaries for the Corporation's executives are somewhat lower than industry peer group averages and have been moving closer to industry standards, subject to corporate performance.

     Company performance is considered in establishing the annual budget for salary increases, which is the initial part of the process. Projected annual income growth and savings through consolidation are considered in establishing
the overall salary increase range.   Also, Company performance factors,
including net income, return on assets and return on equity, are considered in setting annual bonuses. The bonuses are determined on a subjective basis.

     Considerations affecting Mr. George's salary and bonus for 1996 included the overall salary administration program of the Corporation, the substantial reorganizational work involved in recent acquisitions and the reorganization of a number of banks within the Wesbanco group, and his annual evaluation, which was very positive. Also the Committee considered the overall increases granted to other employees in the Corporation and the salary structure of peer group banks.

     In considering Mr. George's compensation and the bonuses paid to senior executive officers, the Committee considered published compensation comparative data for certain regional bank holding companies which compete in markets served by the Corporation and markets within reasonable proximity thereto (hereinafter referred to as "Peer Group"). The statistical data reflected that Mr. George's compensation level for 1995 placed him in the thirty-first percentile, compared to the Corporation's return on average assets ranking which placed it in the eighty-fourth percentile. The Corporation's return on average assets was 1.35% compared to the Peer Group's average return of 1.12%. Additionally, the Corporation's return on average equity was 11.12% compared to the Peer Group's average return of 12.65%. This latter comparison was achieved even though the Corporation's equity to assets was 12.40% compared to the Peer Group's average of 9.05%. The Committee also considered that the ratio of non-performing assets to total assets for the Corporation was 0.76% which was consistent with the average for the Peer Group of 0.76%. Finally, the Committee considered the total shareholder return of 19.8% for the year compared to the Peer Group's total return of 30%.

     The Committee attempts to maintain its base salary structure at the middle of the appropriate competitive marketplace and the positioning of actual salaries will generally be at the middle of the marketplace subject to performance, longevity and evaluation.

     COMPENSATION COMMITTEE

     James C. Gardill, Chairman         Christopher V. Criss
     Thomas L. Thomas                   William E. Witschey
     Roland L. Hobbs                    Carter W. Strauss
     Robert H. Martin                   Charles J. Bradfield

                     Compensation Committee Interlocks and
                Insider Participation in Compensation Decisions
                -----------------------------------------------

     Roland L. Hobbs, a member of the Compensation Committee, formerly served as Chairman and President of Wesbanco until June 1, 1990. He continues to serve as a member of the Board of Directors and Executive Committee of the Corporation.

     Charles J. Bradfield served as President and Chief Executive Officer of an affiliated company, Wesbanco Bank Barnesville, until May 1, 1996. He continues to serve as a member of the Board of Directors and Executive Committee of the Corporation.

     James C. Gardill, also a member of the Compensation Committee, serves as Chairman of the Board of the Corporation, which is a non-salaried position, though Mr. Gardill is included in annual bonus considerations of the Compensation Committee. Mr. Gardill does not participate in the Committee's discussion of such bonus. Mr. Gardill also is a partner in the law firm Phillips, Gardill, Kaiser & Altmeyer, and acts as general counsel for the Corporation. During the year 1996 fees aggregating $316,784.00 were paid to the firm of Phillips, Gardill, Kaiser & Altmeyer for legal services rendered to the Corporation and its banking affiliates.

     Robert H. Martin, Vice Chairman of the Corporation, also is a member of the Compensation Committee. Mr. Martin also serves as Chairman of Wesbanco Bank Fairmont, a banking subsidiary of the Corporation, and receives a salary for such position.

                                Wesbanco KSOP Plan
                                ------------------

     The Wesbanco Employee Stock Ownership and 401(k) Plan (the "Plan") is a qualified non-contributory employee stock ownership plan with a deferred savings plan feature under Section 401(k) of the Internal Revenue Code. The employee stock ownership feature of the Plan (the "ESOP") was adopted by the Corporation on December 31, 1986, subsequently amended and restated effective January 1, 1996, to add 401(k) pre-tax savings features (the "KSOP"), and amended and restated, effective December 31, 1996, for the purpose of clarifying the terms of the Plan. All employees of Wesbanco, together with all employees of the subsidiary companies which adopt the Plan, are eligible to participate in the Plan upon completion of a year of service and attaining age 21. All affiliate banks are participants in the Plan. The Plan is administered by a Committee appointed by the Board of Directors of the Corporation.

     No contributions are made to the ESOP by the employees. All contributions are made by the Corporation, and the amount thereof is determined annually by the Board of Directors of the Corporation. The Trustee of the ESOP Trust is authorized to borrow funds upon terms and conditions not inconsistent with
Section 4975 of the Internal Revenue Code and the regulations thereunder, for the purpose of purchasing stock of the Corporation, from the Corporation or any shareholder. In the event that such a loan is obtained, the employer contributions must be made in an amount sufficient to amortize the loan. Otherwise, employer contributions may be paid in the form of cash or shares.

     At the present time, the ESOP Trust holds 107,337 shares of Wesbanco Common Stock. The ESOP Trustee has currently outstanding $413,405.00 borrowed from an affiliated financial institution. The loan originated in 1995 and is structured as a revolving line of credit, and the unpaid balance is amortized over a five-year period at an interest rate equal to the lender's base rate. Wesbanco is required to make annual payments to principal equal to 20% of the January 1st balance each year. Any balance due at maturity will be paid in full or refinanced. The ESOP Trustee pledged the shares of employer securities purchased with the proceeds of the loan as security for the loan. Wesbanco guaranteed the loan issuing a contribution commitment letter. As such securities are allocated to the accounts of participating employees, and the loan balance paid down, they will be released by the secured party.

     Employer securities purchased with the proceeds of the loan are placed in a suspense account and released, prorata, from such suspense account under a formula which considers the amount of principal and interest paid for a given period over the amount of principal and interest anticipated to be paid for that period and all future periods. Shares released from the suspense account, employer contributions, if any, and forfeitures are each allocated, prorata, subject to limits imposed by the Code, to the accounts of individual participants under a format which considers the amount of the participant's compensation over the aggregate compensation of all participants.

     Participants become vested in their accounts upon retirement, death or disability or upon completion of five years of service from and after December 31, 1986, or, with respect to affiliate banks, five years from the date of initial participation. Distributions upon retirement, death or disability are normally made in the form of substantially equal annual installments over a period of 10 years commencing as soon as practicable after such retirement, death or disability. Distributions upon other separation from service are normally made in the form of installments commencing upon the earlier of the date the former employee attains age 65, his or her death, or after a one year break in service. With the consent of the Committee, distributions may be made in the form of a lump sum. Participants may demand distributions in the form of whole shares of employer securities. If demand is not timely made, however, distributions may be made in cash.

     The assets of the ESOP Trust will be invested and accounted for primarily in shares of employer securities. However, from time to time, the ESOP Trustee may hold assets in other forms, either (i) as required for the proper administration of the ESOP or (ii) as directed by participants as set forth in Section 401(a)(28) of the Code.

     During the year 1996, Wesbanco contributed a total of $400,000.00 to the ESOP on behalf of its employees.

     The following table sets forth, with respect to those persons named in the Compensation Table, and for all executive officers as a group, the number of shares of the Corporation's common stock allocated to such individuals during 1996:

                                                       Value of
Name                          Shares Allocated         Allocated Shares
----                          ----------------         ----------------

Edward M. George                     140                    $  4,550
Paul M. Limbert                      140                    $  4,550
Dennis P. Yaeger                     140                    $  4,550
Frank R. Kerekes                     119                    $  3,867
Jerome B. Schmitt                    129                    $  4,192

Officers of the                    1,827                    $ 59,377
Corporation (22 persons)
as a group

     The KSOP feature of the Plan permits participants to make pre-tax elective contributions through payroll deductions in increments of 1% of compensation up to a maximum of 15% of compensation, subject to certain maximum dollar limitations imposed by the Internal Revenue Code (i.e. for 1997 the maximum amount is $9,500.00). The Corporation provides matching contributions on a quarterly basis subject to certain limitations. The Corporation's matching contribution is 50% of the first 2% of compensation electively deferred, and 25% of the next 2% of compensation electively deferred. No matching contributions are made by the Corporation for elective deferrals in excess of 4% of compensation.

     Employees are 100% vested in all pre-tax elective deferrals, or contributions, to the Plan and likewise are 100% vested in all matching employer contributions. KSOP contributions are invested by the employee selecting the percentage of contributions to be invested among seven (7) different investment funds.

     Contributions in the amount of $200,875.02 were made by the Corporation under the KSOP matching feature during 1996.

                       Meetings of Board of Directors and
                     Committees and Compensation of Members
                     --------------------------------------

     The Board of Directors of the Corporation meets bimonthly, and the Executive Committee of the Corporation meets monthly. Fees paid for attendance at Board meetings and meetings of the Executive Committee are $300.00. The Directors receive an annual fee of $2,000.00 payable quarterly at the rate of $500.00 per quarter. During 1996, the Board of

Directors of the Corporation held six regular meetings. Directors of the Corporation are paid a fee of $200.00 for attendance at meetings of special committees of the Corporation. Fees in the total amount of $75,050.00 were paid to Directors for attendance at meetings of the Board of Directors of the Corporation and at meetings of all Committees of the Corporation during the year 1996. In addition, fees in the aggregate amount of $41,300.00 were credited to the accounts of those Directors who have elected to participate in the Directors Deferred Compensation Plan of the Corporation, pursuant to which payment of fees for attendance at meetings of the Board of Directors and committees established by the Board may be deferred and deemed invested in Wesbanco Common Stock or in a money market rate of interest account.

     The Corporation does have a standing Compensation Committee. The members of the Corporation's Compensation Committee include James C. Gardill, Charles
J. Bradfield, Roland L. Hobbs, Robert H. Martin, Carter W. Strauss, Thomas L. Thomas, Christopher V. Criss and William E. Witschey. The Compensation Committee met three times during the year. The principal functions of the Committee are to review and approve salary adjustments for officers, bonus recommendations, executive compensation, and overall salary and benefit costs.

     The Corporation does have a standing Nominating Committee. Members of the Corporation's Nominating Committee are Roland L. Hobbs, James C. Gardill, Edward M. George, Thomas L. Thomas and Eric Nelson. The Committee meets only when vacancies are to be filled and one meeting was held during the year 1996. The principal function of the Committee is to recommend individuals for election to the Board of Directors. Security holder nominations may be considered by the Committee if made in accordance with the Bylaw requirements. See "Stockholders Intending to Nominate Candidates for Election to Board of Directors Must Give Notice to Corporation."

     The Corporation does have an Audit Committee, the members of which in 1996 were Carter W. Strauss, Chairman, Ray A. Byrd, D. Duane Cummins, James D. Entress, Frank K. Abruzzino, William E. Witschey, Thomas M. Hazlett and Rizal
V. Pangilinan (appointed December, 1996.)  The principal functions of the
Audit Committee are to confer with the independent accountant and the Internal Auditor of the Corporation and the affiliate banks, and to review and assess the interim and year-end audit reports and the reports of the examinations made by the Federal and State Bank Examiners and other regulatory authorities. The Committee had five meetings during 1996. The Corporation's independent accountant attended all the meetings, except the April meeting, and all of the meetings were attended by the Internal Auditor for the Corporation and its affiliate banks. These meetings were devoted, for the most part, to reviewing and discussing the reports and recommendations of Price Waterhouse LLP and then Ernst & Young LLP (see Independent Accountant Section), concerning the interim and year-end audits, and the reports of the Internal Auditor concerning the results of the examinations of the accounting controls and procedures followed by the Internal Audit Department. Various other matters pertaining to the business and operations of the Corporation received attention by the Committee throughout the year, including the scope of the audits, review of nonperforming credits, consideration of financial statements, internal control procedures, loan policies and loan loss reserves.

             Stockholders Intending to Nominate Candidates for
         Election to Board of Directors Must Give Notice to Corporation
         --------------------------------------------------------------

     Under Section 2 of Article III of the bylaws of the Corporation, any stockholder who intends to nominate, or cause to have nominated, a candidate for election to the Board of Directors (other than any candidate proposed by the Board of Directors) shall so notify the Secretary of the Corporation in writing not less than thirty (30) days prior to the date of any meeting of the stockholders at which Directors are to be elected, or five (5) days after the giving of notice of such meeting, whichever is later. Only candidates nominated in accordance with this section, other than candidates nominated by the Board of Directors, shall be eligible for election to the Board of Directors.

                        Proposals of Stockholders for
                         Presentation at Next Year's
                  Annual Meeting, to be Held April 15, 1998
                  -----------------------------------------

     Proposals which stockholders intend to present at next year's annual meeting, to be held on Wednesday, April 15, 1998, will be eligible for inclusion in the Corporation's proxy material for that meeting if they are submitted to the Corporation in writing not later than November 15, 1997. A proponent may submit only one proposal. At the time of the submission of a proposal, a stockholder also may submit a written statement in support thereof for inclusion in the proxy statement for the meeting, if requested by the proponent; provided, however, that a proposal and its supporting statement in the aggregate shall not exceed 500 words.

                             Independent Accountant
                             ----------------------

     Ernst & Young, LLP served as accountant for the Corporation and all affiliates for the year 1996. Price Waterhouse previously served as accountant for a number of years prior thereto. The services rendered by Ernst & Young during the year 1996 consisted of auditing and tax services primarily, and involved the Corporation's acquisition program as well as the examination of the financial statements and reports of the Corporation and its subsidiary banks. It is expected that a representative of the accounting firm will be present at the stockholders meeting. Such representative will have the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions from the stockholders who are present.

                    Matters to be Considered at the Meeting
                    ---------------------------------------

     The management has no knowledge of any matters, other than those referred to above, which will be presented for consideration and action at the meeting. As set forth in the Notice of the meeting, however, the stockholders will have the right to consider and act upon such other matters as properly may come before the meeting, and the enclosed form of proxy confers, upon the holders thereof, discretionary authority to vote with respect to such matters. Accordingly, if any such matters are presented, the holders of the proxies will vote the shares of stock represented thereby in accordance with their best judgment.

     By order of the Board of Directors.

                                           JAMES C. GARDILL
                                           Chairman of the Board


Wheeling, West Virginia
March 14, 1997

                               WESBANCO, INC.
                      WHEELING, WEST VIRGINIA  26003
                                  PROXY
                      ANNUAL MEETING OF STOCKHOLDERS
                             APRIL 16, 1997



[MAILING LABEL]                                                [LOGO]





     The undersigned hereby constitutes and appoints Carter W. Strauss, Thomas L. Thomas and John A. Welty, or any one of them, attorneys and proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of the Stockholders of Wesbanco, Inc., to be held at the McLure House Hotel, 1200 Market Street, Wheeling, West Virginia, 26003, on Wednesday, April 16, 1997, at 4:00 p.m., and at any adjournment or adjournments thereof, with full powers then possessed by the undersigned, and to vote, at that meeting, or any adjournment or adjournments thereof, all shares of stock which the undersigned would be entitled to vote if personally present, as follows:

     (1) For the election to the Board of Directors, except as otherwise specified below, of the following nominees, or any one or more of them:

     (A) For a term of three (3) years expiring at the annual stockholders meeting in 2000:

          Frank K. Abruzzino                 Edward M. George
          Earl C. Atkins                     Carter W. Strauss
          Ray A. Byrd                        Reed J. Tanner
          James D. Entress                   William E. Witschey
          Ernest S. Fragale

     (B) For a term of two (2) years expiring at the annual stockholders meeting in 1999:

                         R. Peterson Chalfant
                         George M. Molnar

with full authority to cumulate the votes represented by such shares and to distribute the same among the nominees in such manner and number as said attorneys and proxies, in their discretion, may determine.

     (2) In accordance with the judgment of the said attorneys and proxies upon such other matters as may be presented for consideration and action.


                              ________________________________________(SEAL)

_______________, 1997.
                              ________________________________________(SEAL)

(Please sign exactly as your name(s) appears hereon. When signing as Attorney, Executor, Administrator, Trustee, Guardian, etc., give full title as such. If you are signing for someone else, you must send documentation with this Proxy, certifying your authority to sign. If stock is jointly owned, each joint owner should sign.)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION. AUTHORITY TO VOTE FOR THE ELECTION OF ANY OF THE NOMINEES LISTED ABOVE MAY BE WITHHELD BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF SUCH NOMINEE.